SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-27932

                           Praegitzer Industries, Inc.
             (Exact name of registrant as specified in its charter)

          19801 SW 72nd Avenue, Tualatin, Oregon 97062, (503) 454-6000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  Common Stock
                   9% Convertible Subordinated Notes due 2008
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [x]        Rule   12h-3(b)(1)(ii)  [  ]
      Rule 12g-4(a)(1)(ii) [ ]        Rule   12h-3(b)(2)(i)   [  ]
      Rule 12g-4(a)(2)(i)  [ ]        Rule   12h-3(b)(2)(ii)  [  ]
      Rule 12g-4(a)(2)(ii) [ ]        Rule   15d-6            [  ]
      Rule 12h-3(b)(1)(i)  [x]


Approximate number of holders of record as of the certification or notice date:

Description of Security                                       Number of Holders
-----------------------                                       -----------------
Common Stock, without par value                                       1
9% Convertible Subordinated Notes due 2008                            1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Praegitzer Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 23, 1999                    PRAEGITZER INDUSTRIES, INC.


                                           By:____________________________
                                           Name:    Jeffrey D. Mattfolk
                                           Title:   Vice President